CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Senior Notes	$1,250,000,000	$170,500

PROSPECTUS Dated December 5, 2012	Pricing Supplement Number: 6223 Filed Pursuant to Rule 424(b)(2)
PROSPECTUS SUPPLEMENT Dated May 17, 2013	Dated July 9, 2013 Registration Statement: No. 333-178262

GENERAL ELECTRIC CAPITAL CORPORATION

(Senior Unsecured Fixed Rate Notes)

Investing in these notes involves risks. See "Risk Factors" in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2012 filed with the Securities and Exchange Commission and in the Prospectus and Prospectus Supplement pursuant to which these notes are issued.

Issuer:	General Electric Capital Corporation
Trade Date:	July 9, 2013
Settlement Date (Original Issue Date):	July 12, 2013
Maturity Date:	July 12, 2016
Principal Amount:	US $1,250,000,000
Price to Public (Issue Price):	99.968%
Agents Commission:	0.20%
All-in Price:	99.768%
Net Proceeds to Issuer:	US $1,247,100,000
Treasury Benchmark:	0.500% due June 15, 2016
Treasury Yield:	0.681%
Spread to Treasury Benchmark:	Plus 0.83%
Reoffer Yield:	1.511%
Interest Rate Per Annum:	1.500%
Interest Payment Dates:	Semi-annually on the 12th day of each January and July, commencing January 12, 2014 and ending on the Maturity Date
Day Count Convention:	30/360, Following Unadjusted
Business Day Convention:	New York
Denominations:	Minimum of $1,000 with increments of $1,000 thereafter
Call Notice Period:	None
Put Dates (if any):	None

Filed Pursuant to Rule 424(b)(2)
Dated July 9, 2013
Registration Statement No. 333-178262

Put Notice Period:	None
CUSIP:	36962G6Z2
ISIN:	US36962G6Z26

Plan of Distribution:

The Notes are being purchased by the underwriter listed below (the "Underwriter"), as principal, at 99.968% of the aggregate principal amount less an underwriting discount equal to 0.20% of the principal amount of the Notes.

Institution Lead Managers:	Commitment
Barclays Capital Inc.	$383,334,000
Citigroup Global Markets Inc.	$383,333,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$383,333,000
Co-Managers:
Blaylock Robert Van, LLC	$12,500,000
CastleOak Securities, L.P.	$12,500,000
Drexel Hamilton, LLC	$12,500,000
Lebenthal & Co., LLC	$12,500,000
Loop Capital Markets LLC	$12,500,000
Mischler Financial Group, Inc.	$12,500,000
Samuel A. Ramirez & Company, Inc.	$12,500,000
The Williams Capital Group, L.P.	$12,500,000
Total	$1,250,000,000

The Issuer has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

CAPITALIZED TERMS USED HEREIN WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.

Filed Pursuant to Rule 424(b)(2)
Dated July 9, 2013
Registration Statement No. 333-178262

Legal Matters:

In the opinion of Fred A. Robustelli, as counsel to the Company, when the securities offered by this prospectus supplement have been executed and issued by the Company and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such securities will be valid and binding obligations of the Company, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the rights and remedies of creditors generally, including, without limitation, the effect of statutory or other laws regarding fraudulent transfers or preferential transfers, and general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies, regardless of whether enforceability is considered in a proceeding of equity or law, provided that such counsel expresses no opinion as to the effect of any waiver of stay, extension or usury laws or provisions relating to indemnification, exculpation or contribution, to the extent that such provisions may be held unenforceable as contrary to federal or state securities laws, on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the Federal laws of the United States, the laws of the State of New York and the General Corporation Law of the State of Delaware as in effect on the date hereof. In addition, this opinion is subject to customary assumptions about the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated December 1, 2011, which has been filed as Exhibit 5.1 to the Company’s registration statement on Form S-3 filed with the Securities and Exchange Commission on December 1, 2011.